THIRD AMENDMENT TO RIGHTS AGREEMENT

        This Third Amendment (the “Amendment”), dated as of May 14, 2004, between MGIC Investment Corporation, a Wisconsin corporation (the “Company”), and Wells Fargo Bank, N.A. (f/k/a Wells Fargo Bank Minnesota, National Association) (“Wells Fargo”), to the Rights Agreement between the Company and Wells Fargo (as successor Rights Agent to U.S. Bank National Association (“U.S. Bank”) (as successor to Firstar Bank Milwaukee, N.A.)), dated as of July 22, 1999 and as amended by the First Amendment to Rights Agreement, dated as of October 28, 2002, and the Second Amendment to Rights Agreement, dated as of October 28, 2002 (as so amended, the “Rights Agreement”).

W I T N E S S E T H

        WHEREAS, the Company and U.S. Bank previously entered into the Rights Agreement, pursuant to which U.S. Bank was appointed to serve as the Rights Agent, and entered into the First Amendment to Rights Agreement, dated as of October 28, 2002; and

        WHEREAS, on October 28, 2002, Wells Fargo became the Rights Agent under the Rights Agreement by operation of Section 21 thereof, and the Company and Wells Fargo entered into the Second Amendment to Rights Agreement, dated as of October 28, 2002; and

        WHEREAS, pursuant to Section 27 of the Rights Agreement, under circumstances set forth therein, (i) the Company may supplement or amend any provision of the Rights Agreement without the approval of any holders of certificates representing Common Shares of the Company, and (ii) upon the delivery of a certificate from an appropriate officer of the Company which states that the proposed supplement or amendment is in compliance with the terms of Section 27 of the Rights Agreement, the Rights Agent shall execute such supplement or amendment; and

        WHEREAS, the Company desires to amend the Rights Agreement as set forth herein and direct Wells Fargo as Rights Agent to execute this Amendment.

         NOW, THEREFORE, in consideration of the promises and the mutual agreements herein set forth, the parties hereby agree as follows:

         Section 1. Direction to Rights Agent. The Company hereby directs Wells Fargo, in its capacity as Rights Agent and in accordance with the terms of Section 27 of the Rights Agreement, to execute this Amendment.

        Section 2. Certification of Appropriate Officer. The undersigned officer of the Company, being duly authorized on behalf of the Company, hereby certifies on behalf of the Company to Wells Fargo that (a) he is an “appropriate officer” as such term is used in Section 27 of the Rights Agreement, and (b) this Amendment is in compliance with Section 27 of the Rights Agreement.

        Section 3. Amendment of Rights Agreement. The Rights Agreement shall be amended as follows:

         (a)        Section 1 (c) (z) (B) of the Rights Agreement is amended to read in its entirety as follows:

“(B) As used in this Section 1 (c) (z) and in Section 1 (f) (1):

“Conditions” shall mean that (I) the securities covered by Section 1 (c) (z) (A) were not acquired and are not held with a purpose or the effect of changing or influencing control (within the meaning of Rule 12b-2 under the Exchange Act) of the Company, or in connection with or as a participant in any transaction having that purpose or effect, (II) giving effect to Section 1 (c) (z) (A), the aggregate amount of securities beneficially owned by an Investment Adviser and by all Investment Advisers the investment advisory activities of which are commonly managed shall be less than 20% of the Common Shares of the Company then outstanding, and (III) disregarding Section 1 (c) (z) (A), the aggregate amount of securities beneficially owned by all Affiliates of an Investment Adviser shall be less than 20% of the Common Shares of the Company then outstanding. If the Condition in clause (I) is initially satisfied but ceases to be satisfied, or if the Conditions in either of clauses (II) or (III) are not satisfied, and as promptly as practicable after the first of such Conditions ceases to be satisfied, a sufficient number of Common Shares is divested by the Affiliate of the Investment Adviser or the Investment Adviser so that none of such Persons is an Acquiring Person any longer, then none of such Persons shall be deemed to have been an Acquiring Person as a result of the failure to satisfy such Conditions; provided, however, if the Conditions in either of clauses (II) or (III) are not satisfied as a result of an acquisition of Common Shares by the Company, which by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by the Affiliate of the Investment Adviser or by the Investment Adviser to 20% or more of the Common Shares of the Company then outstanding, such Conditions shall be deemed to be satisfied for so long as such Affiliate or Investment Adviser does not become the Beneficial Owner of any additional Common Shares of the Company at any time at which such Affiliate or Investment Adviser is the Beneficial Owner of 20% or more of the Common Shares of the Company then outstanding (other than Common Shares acquired solely as a result of corporate action by the Company, not caused, directly or indirectly, by such Affiliate or Investment Adviser). The Conditions shall be applied separately to each Investment Adviser and its Affiliates so that if another Investment Adviser which is not an Affiliate of the first Investment Adviser fails to satisfy the Conditions, such failure shall not affect the satisfaction of the Conditions by the first Investment Adviser and its Affiliates.

For purposes of Condition (II), the investment advisory activities of Investment Advisers are “commonly managed” if any person (i) that is a member of the investment committee or group that determines general investment advise to be given to, or (ii) who determines general investment advise to be given to, clients of one Investment Adviser, is also a (i) member of the investment committee or group that determines general investment advise to be given to, or (ii) determines general investment advise to be given to, clients of another Investment Adviser.”

         (b)     Section 1 (f) (1) of the Rights Agreement is amended by deleting “17.5%” and substituting “20%" in place thereof.

         Section 4. Effectiveness and Continued Effectiveness. In accordance with the resolutions of the Company’s Board of Directors adopted on May 13, 2004, the amendments to the Rights Agreement set forth in Section 3 above are effective as of the time at which such resolutions were adopted. The parties hereto hereby acknowledge and agree that, except as specifically supplemented and amended, changed or modified in Section 3 above, the Rights Agreement, as previously amended to the date hereof, shall be unaffected by this Amendment and remain in full force and effect in accordance with its terms.

        Section 5. Execution in Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute one and the same instrument.

        Section 6. Defined Terms. Except as otherwise expressly provided herein, or unless the context otherwise requires, all terms used but not defined herein have the meanings assigned to them in the Rights Agreement.

        Section 7. Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Wisconsin and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

[Signature Page Follows]

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year above written.

MGIC INVESTMENT CORPORATION
By:
Jeffrey H. Lane Senior Vice President, General Counsel and Secretary

WELLS FARGO BANK, N.A.
By:
Its: